EXHIBIT 99.1

May 19, 2025

TO:                  All Stockholders

                        (Addressed Individually)

SUBJECT:      Report from the President

FHLBNY Announces 1Q25 Operating Highlights

On April 24, the Federal Home Loan Bank of New York announced our first quarter Operating Highlights.  For the three months ended March 31, 2025, our cooperative continued to perform well, meeting the funding needs of our members and delivering vital liquidity in support of local economic growth.  We posted net income of $155.7 million for the quarter, and closed the period with $97.9 billion in funding out to our members – highlighting our ongoing focus on delivering on our foundational liquidity mission.  For the quarter, we also allocated $17.3 million from our earnings to our Affordable Housing Program, which positions us to make a more direct and targeted impact on housing initiatives across our region.  Finally, we announced our dividend for the quarter on May 15, reflecting the solid performance of our cooperative throughout the period.

FHLBNY Issues 2024 Report to Members

Our focus on serving as a stable and reliable partner to our members and the communities we serve was on full display throughout 2024, as reflected in A Proven Foundation for a Vital Mission, our annual report to members for 2024, which we issued on April 29.  The Report highlights the Bank’s many achievements from last year, including an increased focus on the member experience, our support for small businesses, our execution on our liquidity mission, and our focus on housing and community development initiatives across our District and beyond.

Recognizing Our Role in the Communities We Serve

This focus on housing and community development initiatives has been recognized recently by several of our key partners.  On April 23, I was honored to accept the Impact for Housing Award on behalf of the Bank at the New York Citizens Housing & Planning Council’s Annual Luncheon.  And this month, the FHLBNY was recognized by Roots & Wings – an organization that supports youth aging out of foster care – at its Rise & Fly Gala; and at the Legal Aid Society’s 28th Annual Servants of Justice Awards for our support for Legal Aid’s Economic Equities Project – which supports housing stability across New York.

As I stated when accepting the Impact for Housing Award, at the FHLBNY, we believe that safe and stable housing is the foundation from which we grow as individuals, households and communities, and it is so important to continue to work to create access to housing opportunities.  We make our broadest impact on this work through the daily availability of funding to our members, but we also look to partner with organizations that share our focus on strengthening the communities we serve, and that can help put our resources to work across our region providing support where it is needed most.

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Focusing on Member Engagement…

Our housing finance offerings also strengthen the communities we serve.  On May 1, I had the pleasure of joining a member roundtable on our Mortgage Asset Program (MAP®), through which the FHLBNY provides a secondary market outlet for members to fund mortgages and strengthen their mortgage loan product offerings.  MAP was created to be more responsive to our members’ needs and designed for the region we serve.  Since launching the program ahead of the pandemic, we have seen increasing interest from our members, and in 2024, we delivered a record year for MAP, with annual loan volume of approximately $350 million.  Member participation in MAP was also at record levels last year, with the FHLBNY purchasing more than 1,000 loans from 31 participating institutions.  We also continue to enhance the MAP offering to provide even more value to our members, recently rolling out improved pricing to make the program more advantageous for members.  Our MAP roundtable – the third such event we have held – provided valuable opportunities for us to gain deeper insight into how our members view and use MAP, which we will use to continue to enhance our offerings going forward.

MAP reflects our focus on delivering products and programs that support housing and community development across our District.  As part of this focus, in April we launched a Best-Efforts Delivery Commitment option for low-to-moderate income loans (“LMI”) designed to help our members better address housing affordability challenges by offering greater flexibility in delivering loans that serve LMI borrowers.

…and the Member Experience

We also remained focused on the member experience.  And we are proud to report that this focus has been recognized on a national level.  This month, the FHLBNY was named the 2025 Oracle Excellence Award Winner for Customer Experience Innovation in North America.  As Oracle stated in its announcement, “FHLBNY stood out for their bold work modernizing and unifying its member engagement.”  Our cooperative is driven by our members, and we are always focused on ensuring your experience with the FHLBNY positions our members to best serve their customers and communities.  We are honored by Oracle’s recognition, and will use it to motivate us to continue to deliver to our members and on our mission.

Sincerely,

Randolph C. Snook

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms.  The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.  These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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